UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 15, 2006

CRAY INC.
(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
411 First Avenue South, Suite 600
Seattle, WA 98104-2860
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(206) 701-2000
Registrant’s facsimile number, including area code:	(206) 701-2500
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 15, 2006, the Board of Directors amended the compensation arrangements for non-employee Directors. Effective April 1, 2006, the amendment increased the cash compensation paid for attending Board committee meetings from $1,000 to $2,000 and for attending telephonic Board meetings from $1,000 to $1,500. The amendment also replaced an annual grant of stock options for 20,000 shares of our Common Stock with a grant of restricted stock with a value equal to that Director’s fees earned in the previous fiscal year. One-half of the grant will be restricted against sale or transfer for a period of one year; the balance will be so restricted for two years. If a non-employee Director resigns from the Board without the prior approval of the Corporate Governance Committee while the restrictions are in place, the non-employee Director forfeits the shares so restricted. Implementation of the new restricted stock arrangements is subject to shareholder approval of a new equity compensation plan permitting the grant of restricted stock.

The Board established stock ownership guidelines pursuant to which, no later than two years after receiving restricted shares under this policy, non-employee Directors should hold shares of common stock with at least a value equal to one-year’s Board retainer and attendance fees.

A summary sheet setting forth the amended compensation arrangements for non-employee Directors is filed as Exhibit 10.1 hereto.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)	On February 15, 2006, the Board of Directors amended our Bylaws to reduce the authorized number of Directors from ten to eight. A copy of the Bylaws as so amended is filed as Exhibit 3.2 hereto.

Item 8.01	Other Events

The Annual Meeting of Shareholders will be held at 2:00 p.m., PDT, on May 17, 2006, in the Interview Room at Safeco Field, 1250 First Avenue South, Seattle, Washington. The record date for the 2006 Annual Meeting is March 20, 2006.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

3.2	Amended and Restated Bylaws of Cray Inc., as amended through February 15, 2006

10.1	Summary sheet setting forth the amended compensation arrangements for non-employee Directors

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

February 21, 2006

Cray Inc.

	By:	/s/ Kenneth W. Johnson

Kenneth W. Johnson
Senior Vice President and
General Counsel